Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang, Senior Vice President
(617) 796-8230

The RMR Group and its Managed Companies Announce the Death of

The RMR Group Founder and Chairman,

Barry M. Portnoy

Newton, MA (February 26, 2018):  The RMR Group Inc. (Nasdaq: RMR), Government Properties Income Trust (Nasdaq: GOV), Hospitality Properties Trust (Nasdaq: HPT), Industrial Logistics Properties Trust (Nasdaq: ILPT), Select Income REIT (Nasdaq: SIR), Senior Housing Properties Trust (Nasdaq: SNH); Tremont Mortgage Trust (Nasdaq: TRMT), Five Star Senior Living Inc. (Nasdaq: FVE), TravelCenters of America LLC (Nasdaq: TA) and RMR Real Estate Income Fund (NYSE American: RIF) today announced the following:

“It is with great sadness that we announce that Barry M. Portnoy, founder and Chairman of RMR, died on February 25, 2018.  We extend our deepest condolences to Mr. Portnoy’s family and our tremendous gratitude for his long standing service and unparalleled contributions to RMR and its managed companies.”

Mr. Barry Portnoy founded what is now known as The RMR Group LLC (“RMR LLC”) in 1986 and he served as its Chairman and as a Managing Director of its parent company, The RMR Group Inc., since its inception.  Mr. Barry Portnoy also served as a Managing Trustee or Managing Director of GOV, HPT, ILPT, SIR, SNH, TRMT, FVE, TA and RIF, and as a Director of Sonesta International Hotels Corporation, RMR Advisors LLC and Tremont Realty Advisors LLC.  Since its founding, RMR LLC has grown under the leadership of Mr. Barry Portnoy and his son, Mr. Adam Portnoy, to its current size of approximately $30 billion of total assets under management and its managed companies have grown to realize combined annual revenues of approximately $11 billion in 2017.

Mr. Adam Portnoy will continue to lead The RMR Group Inc. as its President and Chief Executive Officer and as a Managing Director.  Mr. Adam Portnoy also serves as a Managing

Director or Managing Trustee of almost all of the companies to which RMR LLC or its subsidiaries provide management services.  RMR is a holding company and substantially all of its business is conducted by its majority owned operating subsidiary, RMR LLC.  RMR LLC is an alternative asset management company that primarily provides management services to publicly traded real estate investment trusts, or REITs, and real estate related operating companies.  As of December 31, 2017, RMR LLC had approximately $30 billion of total assets under management, including more than 1,400 properties, and employed over 550 real estate professionals in more than 35 offices throughout the United States; the companies managed by RMR LLC collectively had approximately 52,000 employees.

GOV is a REIT which primarily owns properties located throughout the United States that are majority leased to the U.S. Government and other government tenants and office properties in the metropolitan Washington, D.C. market area that are leased to government and private sector tenants.  HPT is a REIT which owns a diverse portfolio of hotels and travel centers located in 45 states, Puerto Rico and Canada.  ILPT is a REIT which owns and leases industrial and logistics properties throughout the United States.  SIR is a REIT which owns properties that are primarily net leased to single tenants. SNH is a REIT which owns senior living communities, medical office buildings and wellness centers throughout the United States.  TRMT is a REIT that focuses primarily on originating and investing in first mortgage loans secured by middle market and transitional commercial real estate.  FVE is a senior living and healthcare services company that owns, leases and manages senior living communities, including primarily private pay independent and assisted living communities located throughout the U.S.  TA is an operator of travel centers located along the U.S. Interstate Highway System in 43 states and in Canada, stand alone convenience stores in 11 states and stand alone restaurants in 14 states.  RIF is a closed end investment company.

Each of GOV, HPT, ILPT, SIR and SNH are managed by RMR LLC, and RMR LLC also provides management services to each of FVE, TA and Sonesta International Hotels Corporation.  TRMT and RIF are managed by Tremont Realty Advisors LLC and RMR Advisors LLC, respectively; both Tremont Realty Advisors LLC and RMR Advisors LLC are SEC registered investment advisers and are indirect subsidiaries of RMR.  Each of RMR, GOV, HPT, ILPT, SIR, SNH, TRMT, FVE and RIF is headquartered in Newton, Massachusetts.  TA is headquartered in Westlake, Ohio.

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